UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2006 (October 13, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5: Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of    Principal Officers.

(d)(1) At the regular scheduled meeting of the Board of Directors on October 13, 2006, Mark J. Larsen was appointed to the Board of Directors of U.S. Energy Corp. (also referred to herein as the “Company”) to fill the vacancy as a result of the death of John L. Larsen. The appointment was made upon the unanimous recommendation of the Company’s Nominating Committee, which consists entirely of independent members of the Board of Directors.

(2) There is no arrangement or understanding between Mark Larsen and any other person pursuant to which Mr. Larsen was appointed as a director.

(3) Mark Larsen continues to serve as President and Chief Operating Officer of the Company, and as a member of the Executive Committee (he was appointed as a member of the Executive Committee on June 23, 2006 following the annual meeting of shareholders).

(4) From January 1, 2006 through September 30, 2006, the Company has paid Mr. Larsen $117,693 in salary. In addition, the Company (upon the recommendation of the Compensation Committee made on September 29, 2006) paid Mr. Larsen a cash bonus of $283,000 for the extraordinary results of his work on behalf of the Company related to the sale of the Company’s stock in Pinnacle Gas Resources, Inc. and other transactions. The bonus paid to Mr. Larsen was part of a Company-wide bonus in the aggregate amount of $3,013,000 which was allocated to all 29 employees (including officers). The Compensation Committee (comprised of the four independent directors) determined that the bonus amount allocated to each recipient should be based upon years of service and previous compensation. There was no distinction made in the allocation of benefits between management and nonmanagement participants.

All employees work for both USE and Crested. Under the long-standing joint venture agreement between USE and Crested, each corporation is responsible for paying one-half of all administrative expenses. Accordingly, one-half of the bonus is being charged to Crested.

Mark Larsen continues to participate, as an employee, in the Company’s equity incentive and other compensation plans. Under one of the plans (the 2001 Stock Award Program), from January 1, 2006 through September 30, 2006, the Company has issued 7,500 shares of restricted common stock (aggregate market value of $39,950) to Mr. Larsen as President of the Company. No change in Mr. Larsen’s participation in the plans will occur as a result of his appointment as a director.

Section 8: Other Events.

Item 8.01.  Other Events.

U.S. Energy Corp. and Crested Corp. are paying their $2 million obligation to Enterra Energy Trust (“Enterra”), which came due as a result of the sale by U.S. Energy Corp. and Crested Corp. of their restricted common stock in Pinnacle Gas Resources, Inc. For information on the contractual provision with Enterra which created the obligation, please see the Form 8-K (Item 2.01) filed September 27, 2006.

U.S. Energy Corp. and Crested Corp. have elected to pay the obligation to Enterra with U.S. Energy Corp. common stock, held by U.S. Energy’s subsidiary Crested Corp.. Enterra has requested the shares to be paid to their U.S. subsidiary, Rocky Mountain Gas, Inc. (“RMG”). The shares being transferred have been valued at $3.95 per share (the average closing prices for the 15 trading days following the Pinnacle stock sale, which closed on September 22, 2006). The shares transferred are 506,329 of the total of 512,359 shares of U.S. Energy Corp. common stock which were held by Crested Corp. Crested Corp. is receiving a credit against its account payable to U.S. Energy Corp. in the amount of $1.3 million for the transferred shares, and an additional credit of $23,800 for the net balance of 6,030 shares (out of the 512,359 shares) which are being returned to U.S. Energy Corp. These credits as well as the payment of the shares to RMG will be recorded in the fourth quarter of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: October 19, 2006	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO